Exhibit 99.1

COST PLUS, INC., REPORTS POSITIVE CUSTOMER COUNT AND CONVERSION, LOWER INVENTORY LEVELS AND AMPLE LIQUIDITY WITH THIRD QUARTER 2008 RESULTS

Oakland, CA – November 20, 2008 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its third quarter ended November 1, 2008 and provided financial guidance for the fourth quarter of fiscal year 2008.

Third Quarter Results from Continuing Operations

Net sales for the third quarter of fiscal 2008 were $213.0 million, a 0.8% decrease from the $214.6 million for the third quarter ended November 3, 2007. Customer count and conversion continued to increase for the third consecutive quarter although same store sales decreased 3.4% due to a reduction in the average ticket. The Company reported a third quarter 2008 loss of $22.6 million from continuing operations before interest and taxes which was in the mid-range of its guidance and which compares to a $19.2 million loss for the third quarter of last year. Included in the third quarter of fiscal 2008 results was a $1.1 million asset impairment charge for five underperforming stores.

Barry Feld, President and CEO, commented, “Our intense liquidity management and value driven merchandise assortments that include gourmet food and wine have positioned the company to weather this challenging economic environment. We have continued to reduce per store inventory and peak on our borrowings at a level well below our available credit limit. At the same time, we have increased customer count levels, while managing costs in the face of a reduced ticket in order to achieve our bottom line earnings guidance. We anticipate that our everyday low pricing strategy combined with a unique assortment of affordable gifts and consumables for holiday entertaining will attract increasingly cost-conscious consumers.”

Gross profit as a percentage of sales was 26.3% for the third quarter of 2008 versus 28.2% for the same period last year. This margin decline was primarily caused by the lagging impact of high energy prices and a weak dollar on cost of goods, and a shift in mix away from home products toward consumables. SG&A expense as a percentage of net sales was 36.9% for the third quarter of 2008 and flat to last year, reflecting the impact of on-going cost reduction initiatives. The Company’s third quarter 2008 store pre-opening spend was $618,000 less than last year as no new stores were opened during the quarter compared to three new store openings in the prior year.

Net loss from continuing operations for the third quarter of fiscal 2008 was $25.7 million compared to a net loss of $13.3 million for the third quarter of fiscal 2007, an increase in the net loss of $12.3 million. Included in the results for third quarter of fiscal 2007 is an income tax benefit of $9.2 million. In the third quarter of fiscal 2008, no such benefit was recorded as the Company has applied a full tax valuation allowance against any potential benefit generated by the net loss.

Year-to-date net sales were $645.6 million, a 3.1% increase compared to the same period last year. Same store sales declined 0.6%, which was entirely the result of a reduction in the average ticket. Year-to-date, the loss from continuing operations before interest and taxes of $64.3 million was $4.1 million higher than the same period last year, which includes $2.8 million for the expense incurred in the second quarter related to the unsolicited offer from Pier 1. Year-to-date net loss from continuing operations was $72.9 million compared to $41.0 million in fiscal 2007, which included a $27.4 million income tax benefit.

Liquidity

Credit line borrowings peak at $125 million in November, well under the limit of the $200 million credit facility, versus a peak last year of $120 million. Inventory levels declined $14 million at the end of the third quarter compared to a year ago and are estimated to decline by a total of $25 million year-over-year at fiscal year end. Fiscal 2008 capital spending is forecast to be $12-13 million for the full year and will complete all of the Company’s contractual capital commitments since beginning the turnaround. The Company currently expects fiscal 2009 capital spending to be in the range of $3-5 million, which will further improve its liquidity position.

Mr. Feld concluded, “We remain firmly committed to our strategic turnaround initiatives while recognizing that we have yet to see the full benefits of the turnaround in our financial statement results. However, we are seeing meaningful improvements in customer traffic and supply chain efficiencies. Absent year-to-date non-recurring charges and the full tax valuation allowance, the Company has been able to stem its losses year-over-year despite the severe economic slowdown. We plan to closely examine all aspects of the business after the holiday season and will make the necessary adjustments needed to maintain our liquidity and restore acceptable margins and long-term profitability.”

Fourth Quarter of Fiscal 2008 Outlook

The Company expects same store sales to decline in the range of negative 1% to negative 6% for the fourth quarter of fiscal 2008. This is expected to result in net sales in the range of $356 million to $374 million. While the Company remains confident in its ability to maintain positive trends in customer count and conversion, it also anticipates increasing pressure on the average ticket as consumers are impacted by today’s economic realities. Buyer margin for the fourth quarter is expected to decrease compared to last year as the competitive price pressures are expected to be intense. For the fourth quarter of fiscal 2008, the Company is projecting a profit from continuing operations before interest and taxes in the range of $10 million to $18 million versus a $20 million profit last year. The Company projects fourth quarter depreciation and amortization will be $8 million which will result in an EBITDA in the range of $18 million to $26 million. The Company will open no new stores during the fourth quarter. Last year the Company opened one net new store in the fourth quarter.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. At the end of the third quarter of fiscal 2008, the Company operated 296 stores in 33 states versus 284 stores (after adjusting for the 13 stores now included in discontinued operations) in 33 states at the end of third quarter of fiscal 2007.

The Company’s third quarter earnings conference call will be today, November 20, 2008, at 1:30 p.m. PT. The conference call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 800-291-5365 and the access code is 60755901. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 888-286-8010, Access Code: 42198747, from 3:30 p.m. PT Thursday, November 20, 2008 to 3:30 p.m. PT on Thursday, November 27, 2008. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately three hours after the live call concludes.

This release references estimated EBITDA, which is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization expense. The Company presents EBITDA as a surrogate for cash flow to provide a better understanding of future performance and potential risk. This non-GAAP measure should be considered supplemental and not a substitute for the Company’s financial results that are recorded in accordance with generally accepted accounting principles for the periods presented.

The above statements relating to ample liquidity, being positioned for the challenging environment, projected year end inventory levels, projected fiscal 2008 and 2009 capital spending, further improved liquidity position and anticipated fiscal 2008 fourth quarter trends and results are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: continued deterioration in economic conditions that affect consumer spending; changes in the competitive environment; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims or assessments; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

FINANCIAL TABLES FOLLOWING

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts, unaudited)

	Third Quarter
	November 1, 2008		November 3, 2007
Net sales	$212,973	100.0%	$214,588	100.0%
Cost of sales and occupancy	156,996	73.7	153,982	71.8

Gross profit	55,977	26.3	60,606	28.2
Selling, general and administrative expenses	78,494	36.9	79,125	36.9
Store preopening expenses	84	—	702	0.3

Loss from continuing operations, before interest and taxes	(22,601)	(10.6)	(19,221)	(9.0)
Net interest expense	3,689	1.7	3,359	1.6

Loss from continuing operations before income taxes	(26,290)	(12.3)	(22,580)	(10.5)
Income tax benefit	(621)	(0.3)	(9,235)	(4.3)

Net loss from continuing operations	(25,669)	(12.1)	(13,345)	(6.2)
Loss from discontinued operations, net of tax	(98)	—	(599)	(0.3)

Net loss	$(25,767)	(12.1)%	$(13,944)	(6.5)%
Loss per diluted share from continuing operations	$(1.16)		$(0.60)
Loss per diluted share from discontinued operations	$(0.01)		$(0.03)
Net loss per diluted share	$(1.17)		$(0.63)
Weighted average shares outstanding- diluted	22,087		22,086
New stores opened	0		3

	For the Nine Month Period Ended
	November 1, 2008		November 3, 2007
Net sales	$645,609	100.0%	$626,318	100.0%
Cost of sales and occupancy	472,759	73.2	457,399	73.0

Gross profit	172,850	26.8	168,919	27.0
Selling, general and administrative expenses	233,944	36.2	226,261	36.1
Store preopening expenses	3,228	0.5	2,893	0.5

Loss from continuing operations, before interest and taxes	(64,322)	(10.0)	(60,235)	(9.6)
Net interest expense	9,857	1.5	8,223	1.3

Loss from continuing operations before income taxes	(74,179)	(11.5)	(68,458)	(10.9)
Income tax benefit	(1,266)	(0.2)	(27,441)	(4.4)

Net loss from continuing operations	(72,913)	(11.3)	(41,017)	(6.5)
Loss from discontinued operations, net of tax	(11,488)	(1.8)	(2,025)	(0.3)

Net loss	$(84,401)	(13.1)%	$(43,042)	(6.9)%
Loss per diluted share from continuing operations	$(3.30)		$(1.86)
Loss per diluted share from discontinued operations	$(0.52)		$(0.09)
Net loss per diluted share	$(3.82)		$(1.95)
Weighted average shares outstanding- diluted	22,087		22,086
New stores opened	15		13
Total stores open at period end	296		284

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	November 1, 2008	November 3, 2007
ASSETS
Current assets:
Cash and cash equivalents	$3,506	$3,479
Merchandise inventories	314,311	328,102
Other current assets	23,628	60,997

Total current assets	341,445	392,578
Property and equipment, net	203,711	226,905
Other assets	13,889	25,806

Total assets	$559,045	$645,289
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$82,658	$81,085
Accrued compensation	12,211	12,798
Revolving line of credit	117,392	104,397
Current portion of long-term debt	811	764
Other current liabilities	36,484	32,489

Total current liabilities	249,556	231,533
Capital lease obligations	7,263	8,772
Long-term debt	113,798	114,610
Other long-term obligations	33,878	40,538
Shareholders’ equity:
Common stock	221	221
Additional paid-in capital	170,223	168,653
Retained earnings	(15,894)	80,962

Total shareholders’ equity	154,550	249,836

Total liabilities and shareholders’ equity	$559,045	$645,289

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

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